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                                  EXHIBIT 10.55


                                 PROMISSORY NOTE


US$ 4,000,000                                                  Denver, Colorado
                                                               November 22, 2000


     FOR VALUE RECEIVED, the undersigned, John F. Riordan, (the "Borrower"), hereby promises to pay, on demand at any time, to the order of UNITEDGLOBALCOM, INC., a Delaware corporation (the "Company") and together with any of its successors or assigns (the "Holder"), at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, or at such other place as Holder may designate in writing from time to time, the principal sum of Four Million Dollars (US$4,000,000) or, if less, the unpaid principal balance of such amount, with interest as set forth in this Note and any expenses incurred by Holder in transferring the funds to Borrower (" Expenses"). This Note and all accrued but unpaid interest and Expenses shall in all events be due and payable on November 22, 2002.

     From the date of this Note and until paid in full, interest on the outstanding principal amount of this Note shall accrue at a variable rate per annum, payable in arrears on February 22, May 22, August 22 and November 22, of each year, equal to (i) 2.5% plus the 90-Day LIBOR Rate (as defined below), if the Coverage Ratio (as defined below) is 200% or greater, or (ii) 3.5% plus the 90-Day LIBOR Rate, if the Coverage Ratio is less than 200%. The Coverage Ratio must at all times be no less than 100%. The 90-Day LIBOR Rate applicable to any interest payment date shall be determined (i) as of the date of this Note, with respect to February 22, 2001, and (ii) as of the preceding interest payment date, with respect to subsequent interest payment dates. If any interest payment date is not a Business Day (as defined below), interest payable on such interest payment date shall be paid on the next Business Day and the 90-Day LIBOR Rate to be determined on such interest payment date shall likewise be determined on the next Business Day. All interest shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve 30-day months and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable and shall be payable in cash on each interest payment date.

     The "90-Day LIBOR Rate" shall mean, as of any interest payment date on which such 90-Day LIBOR Rate is to be determined, the rate for 90-day deposits of United States Dollars that appears as of 11:00 a.m., London time, on the display of the Dow Jones Telerate Service (or any successor service), for the purpose of indicating the London interbank rates of major banks for United States Dollars. If more than one such rate appears on such service, the 90-Day LIBOR Rate shall be the arithmetic mean of such rates.

     The "Coverage Ratio" shall mean, as of any interest payment date on which a 90-Day LIBOR Rate is to be determined, 100% multiplied by a fraction, the numerator of which is the aggregate spread between exercise prices and closing market prices (as quoted on the principal stock exchange for a particular security) as of the date for which the Coverage Ratio is determined for all of the Borrower's Stock Options and the denominator of which is the unpaid
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principal balance and interest due but unpaid, as of the close of business on any interest payment date, under this Note.

     "Stock Options" shall be defined to include all vested stock options and phantom stock options granted to Borrower as of this date and any granted in the future with respect to the Company, United Pan-Europe Communications N.V. ("UPC"), CHELLO Broadband and Austar United Communications Limited ("Austar"). "Business Day" shall mean any day other than Saturday, Sunday and a day on which banks are required or permitted to close in Denver, Colorado or London, England.

     Until this Note has been paid in full, the Borrower shall in no event (i) exercise any of the Stock Options, unless all of the proceeds of such exercise are applied toward payment of due but unpaid interest or the outstanding principal balance of this Note, or (ii) take any steps to transfer any of the Stock Options. Borrower hereby instructs the Company, UPC, CHELLO Broadband and Austar not to permit the exercise of any Stock Options unless the proceeds are sent directly to the Company in payment of amounts owing under this Note. If the terms of the applicable stock option plans are amended to permit Borrower to pledge any of the Stock Options, Borrower shall immediately pledge such Stock Options to the Company.

     The Borrower further promises that, upon the release from collateral of any margin stock pledged by the Borrower in connection with any margin account, the Borrower shall promptly pledge such margin stock to the Holder, free and clear of any other lien, as security for the payment of this Note, and shall in connection with such pledge surrender to the Holder one or more certificates evidencing such margin stock. Borrower further promises that Borrower will use best efforts to repay this Note from the proceeds of the sale of any UGC or UPC stock.

     Upon failure of the Borrower to pay the unpaid principal amount of this Note within thirty (30) days of the date when such amount becomes due and payable, or failure of the Borrower to pay interest on the unpaid principal amount of this Note within thirty (30) days of the date such interest is due and payable, all of the Stock Options shall immediately terminate and shall be of no further force or effect. Notwithstanding such termination, Borrower shall remain liable for all amounts due and owing under this Note.

     All payments under this Note shall be credited first toward interest then due and the remainder toward principal. The Borrower may prepay this Note, in whole or in part, at any time without premium or penalty. All payments of the unpaid principal balance and interest will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature, unless the withholding of such taxes or duties is required by law.

     If an attorney is engaged by the Holder to enforce or construe any provision of this Note and the Holder prevails in any related court proceeding, the Borrower shall pay, on demand, all attorneys' fees and all other costs incurred by the Holder, together with interest on such amount from the date of such demand until paid, at the rate of interest then payable under this Note plus an additional three (3) percent.

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     Except as expressly provided in this Note, the Borrower and all endorsers waive presentment, demand, and notice of dishonor.

     No delay or failure of the Holder in the exercise of any right or remedy under this Note shall be deemed a waiver of such right, and no exercise or partial exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the Holder may have.

     This Note shall be governed by and construed in accordance with the laws of the State of Colorado. The Borrower hereby submits to the jurisdiction of the United States District Court for the District of Colorado and of any court of the State of Colorado sitting in Denver, Colorado, for purposes of all legal proceedings arising out of or related to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or later have to the lack of personal jurisdiction or laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in a court has been brought in an inconvenient forum. Notwithstanding the preceding two sentences, the Holder retains the right to bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Note in any court that has jurisdiction over the Borrower and subject matter.

     IN WITNESS WHEREOF, the Borrower has duly executed this Note as of November 22, 2000.


                                        BORROWER:


                                        /s/ John F. Riordan
                                        -------------------------------------
                                        John F. Riordan



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